Exhibit 99.1

January 26, 2016 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter and Year Ended December 31, 2015

NORTH LIBERTY, IOWA - January 26, 2016 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2015.

•	Operating Ratio of 84.2% for the year ended December 31, 2015 compared to 84.9% in the same period of 2014,

•	Operating Ratio improvement despite a 13% increase in average driver wages implemented in November 2014 and January 2015,

•	Cash generated from operations increased 10.4%, to $190.5 million year-to-date,

•	Repurchased 3.8 million shares of our outstanding common stock for $74.0 million,

•	Invested net $68.5 million in our operating fleet resulting in a year-end tractor average age of 1.25 years and trailer age of 4.6 years,

•	Cash balance of $33.2 million and no outstanding debt at December 31, 2015.

Financial Results

Heartland Express (the "Company") for the three months ended December 31, 2015 had basic earnings per share of $0.20 and an operating ratio (operating expenses as a percentage of operating revenues) of 84.1% compared to $0.25 basic earnings per share and 83.1% operating ratio in the fourth quarter of 2014. The Company ended the quarter with net income of $17.0 million, compared to $21.5 million in the fourth quarter of 2014, a 21.0% decrease. Operating revenues were $174.6 million compared to $203.0 million, a 14.0% decrease to the fourth quarter of 2014. Operating revenues for the quarter included fuel surcharge revenues of $18.2 million compared to $36.2 million in the same period of 2014, an $18.0 million decrease. Operating revenues decreased 6.2% excluding the impact of fuel surcharge revenues. The decrease in operating income period over period was largely due to a decrease in operating revenues, excluding fuel surcharge. This reduction in operating revenues resulted primarily from lower load volumes which were generally due to lower overall industry volumes. The Company posted a 9.7% net margin (net income as a percentage of operating revenues) in the fourth quarter of 2015 compared to 10.6%, in the fourth quarter of 2014.

For the twelve month period ended December 31, 2015 the Company had basic earnings per share of $0.84 and an operating ratio (operating expenses as a percentage of operating revenues) of 84.2% compared to basic earnings per share of $0.97 and an operating ratio of 84.9% for the same twelve month period ended December 31, 2014. The Company ended the twelve month period December 31, 2015 with operating revenues of $736.3 million and net income of $73.1 million, compared to $871.4 million and $84.8 million, respectively for the same twelve month period ended December 31, 2014. Operating revenues for the twelve month period ended December 31, 2015 included fuel surcharge revenues of $91.8 million compared to $170.4 million for the same period of 2014, a $78.6 million decrease. Operating revenues decreased 8.0%, excluding the impact of fuel surcharge revenues. Operating income for the twelve month period was positively impacted by a $19.7 million decrease in net fuel expense. The Company posted a 9.9% net margin (net income as a percentage of operating revenues) in the twelve months ended December 31, 2015 compared to 9.7%, for the same period of 2014.

Balance Sheet, Liquidity, and Capital Expenditures

At December 31, 2015, the Company had $33.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $195.3 million in available borrowing capacity on the line of credit at December 31, 2015 after consideration of $4.7 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company's debt balance decreased $24.6 million from December 31, 2014 due to repayments during January 2015. The Company ended the quarter with total assets of $736.0 million.

Net cash flows from operations for the twelve month period ended December 31, 2015 showed continued improvement over the prior year at 25.9% of operating revenues or $190.5 million compared to 19.8% and $172.5 million, for the same period of 2014. The primary use of cash during the twelve month period ended December 31, 2015 was $24.6 million for the repayment of long-term debt obligations, $68.5 million for purchases of property and equipment, net of trades and sale proceeds, and $74.0 million for stock repurchases. The Company currently estimates a total of approximately $45 to $55 million in net capital expenditures for 2016. The Company ended the past twelve months with a return on total assets of 9.5% and a 14.8% return on equity.

The average age of the Company's tractor fleet was 1.25 years as of December 31, 2015 compared to 2.0 years at December 31, 2014. During 2015, the Company took delivery of approximately 1,500 new tractors which were a mix of International ProStar Plus and Freightliner Cascadia models. The average age of the Company's trailer fleet was 4.6 years at December 31, 2015 compared to 4.4 years at December 31, 2014. During 2015, the Company took delivery of 500 new trailers. The Company's dry-van trailer fleet, excluding specialty equipment, consisted of 99.2% 2012 and newer model years at December 31, 2015. The significant investments to upgrade our operating fleet during 2015 is expected to allow us the flexibility to operate efficiently with our current fleet or take advantage of the changing demand for used revenue equipment during 2016.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. Dividends of $0.08 per share were declared and paid during the year. The Company has now paid cumulative cash dividends of $457.4 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past fifty consecutive quarters. The Company has repurchased 9.7 million shares of common stock for approximately $154.6 million over the past five years. In 2015, 3.8 million shares were repurchased for $74.0 million reducing outstanding shares at December 31, 2015 to 84.1 million shares. There were no shares repurchased during 2014.

Other Information

Historical commitment to customer service has allowed us to build solid, long-term relationships and brand ourselves as an industry leader for on-time service. This past year we once again were recognized for customer service by several of our customers. These awards include:

•	Fedex Express - Carrier of the Year (2015, our 5th consecutive year and 8th time in 9 years)

•	Fedex Express - Platinum Award for On-Time Service (2015, 99.92% on-time service)

•	Unilever - The Winning Quality and Service Award (2015)

•	Georgia Pacific - Consumer Products Dedicated Carrier of the Year (2015) and Carrier of the Year (2014)

•	United Sugars Outstanding Service & Dedication (2014-2015)

•	Winegard - Truckload Carrier of the Year (2014)

•	Quaker/Gatorade - Carrier of the Year (Central Region - West, 2014)

•	Quaker/Gatorade - Carrier of the Year (Northwest Region, 2014)

•	Exel - Truckload EDI Compliance Award (2014)

•	Eastman - Outstanding Quality Performance (2014)

During 2015, our operating fleet was also recognized with the following safety, environmental, operational, and technology recognitions:

•	SmartWay Excellence Award (2015)

•	BP's Driving Safety Standards (2015, our fourth year in a row)

•	Journal of Commerce - Top 50 Trucking Companies in U.S.

•	Logistics Management Quest for Quality (2015)

•	IMTA Indiana Fleet Award (2014,OTR Fleet 5-10 million mile category)

•	Great West Safety Award (Illinois Safe Fleet - 1st Place, Category IV)

•	CIO 100 Award (2015) - Awarded by IDG's CIO Magazine

•	Computerworld - 100 Premier Technology Leaders (2016)

These awards are hard-earned and are a direct reflection upon our outstanding group of employees and our focus on operational excellence.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the annual operating results and ongoing initiatives of the Company, "At the end of 2015 we completed a two year capital investment campaign equating to approximately $182 million net capital reinvestment. We successfully took advantage of a strong used equipment market that has subsequently weakened, to solidify one of our core operating principals of providing late-model revenue equipment to our drivers and customers. Although our revenue equipment goals took a lot of operational time and efforts, the Company did not lose sight of providing high levels of customer service as evidence by another strong year of customer service acknowledgments. Our ability to make significant investments in our fleet of revenue equipment, significantly increase driver pay, and repurchase $74.0 million of our common stock, while paying off remaining debt, is a testament to the Company's financial strength and historical strong cash flows. Further, we remain on track with our financial goals of returning our consolidated operating ratio, excluding gains on equipment, to our historical operating levels of the low 80's."

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
OPERATING REVENUE	$174,605	$202,997	$736,345	$871,355

OPERATING EXPENSES:
Salaries, wages, and benefits	$66,432	$67,254	$277,318	$278,126
Rent and purchased transportation	7,713	11,180	34,489	51,950
Fuel	25,848	43,262	123,714	219,261
Operations and maintenance	8,300	9,179	34,025	39,052
Operating taxes and licenses	4,405	5,016	18,095	20,370
Insurance and claims	4,126	1,325	21,618	17,946
Communications and utilities	1,306	1,547	6,001	6,494
Depreciation and amortization	29,707	29,570	110,973	108,566
Other operating expenses	6,839	6,800	28,572	31,266
Gain on disposal of property and equipment	(7,790)	(6,383)	(35,040)	(33,544)

	146,886	168,750	619,765	739,487

Operating income	27,719	34,247	116,580	131,868

Interest income	53	31	210	195

Interest expense	—	(62)	(19)	(446)

Income before income taxes	27,772	34,216	116,771	131,617

Federal and state income taxes	10,757	12,672	43,715	46,783

Net income	$17,015	$21,544	$73,056	$84,834

Earnings per share
Basic	$0.20	$0.25	$0.84	$0.97
Diluted	$0.20	$0.25	$0.84	$0.96

Weighted average shares outstanding
Basic	84,932	87,779	86,974	87,748
Diluted	85,034	87,930	87,109	87,923

Dividends declared per share	$0.02	$0.02	$0.08	$0.08

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	December 31,	December 31,
ASSETS	2015	2014
CURRENT ASSETS
Cash and cash equivalents	$33,232	$17,303
Trade receivables, net	61,009	77,034
Prepaid tires	9,584	10,160
Prepaid shop supplies	—	2,056
Other current assets	8,316	8,992
Income tax receivable	7,641	19,920
Deferred income taxes, net	16,662	14,767
Total current assets	136,444	150,232

PROPERTY AND EQUIPMENT	671,946	678,566
Less accumulated depreciation	197,948	198,007
	473,998	480,559
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	14,013	16,380
OTHER ASSETS	11,363	12,611
	$736,030	$759,994
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,516	$8,261
Compensation and benefits	24,636	26,303
Insurance accruals	21,573	19,249
Other accruals	12,443	14,475
Total current liabilities	66,168	68,288
LONG-TERM LIABILITIES
Income taxes payable	16,228	18,296
Long-term debt	—	24,600
Deferred income taxes, net	112,118	101,605
Insurance accruals less current portion	59,435	59,300
Other long-term liabilities	12,153	11,318
Total long-term liabilities	199,934	215,119
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2015 and 2014; outstanding 84,115 and 87,781 in 2015 and 2014, respectively	$907	$907
Additional paid-in capital	4,126	4,058
Retained earnings	575,948	509,834
Treasury stock, at cost; 6,574 and 2,908 shares in 2015 and 2014, respectively	(111,053)	(38,212)
	469,928	476,587
	$736,030	$759,994